U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

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           NOTIFICATION OF LATE FILING                    SEC FILE NUMBER
                                                             000-23457
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                   (Check One):                             CUSIP NUMBER
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[ ]Form 10-K and Form 10-KSB [ ]Form 20-F  [ ]Form 11K  [X]Form 10-Q and Form
                                                           10-QSB
                             [ ] Form N-SAR

      For Period Ended:  March 28, 1999 .......................................
      [ ] Transition Report on Form 10-K
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR
      For the Transaction Period Ended: .......................................

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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        If the  notification  relates to a portion of the filing  checked above, identify the Item(s) to which the notification relates: ........................
        ........................................................................

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Part I--Registrant Information
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     Full Name of Registrant       ENTEX INFORMATION SERVICES, INC.

     Former Name if Applicable

     ...........................................................................
     Address of Principal Executive Office          6 International Drive
             (Street and Number)
     ...........................................................................
              City, State and Zip Code              Rye Brook, N.Y. 10573-1058

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Part II--Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due (date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III--Narrative
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     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period:

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     The Registrant completed an asset sale transaction on May 10, 1999 which results in the reporting of discontinued operations in the Form 10-Q for the period ended March 28, 1999. Since the transaction was so recently consummated, additional time is necessary to reflect the effect of the asset sale transaction.



                                                 (Attach Extra Sheets if Needed)
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Part IV--Other Information

     (1) Name and telephone number of person to contact in regard to this notification

            Shirley S. Mehta              (914)                    935-3001
                   (Name)              (Area Code)            (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [ X ] Yes                [ ] No
     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [ X ] Yes                [ ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

     The discontinued operations will be reflected in the results of operations in the corresponding period for the last fiscal year included in the Form 10-Q. Although the Registrant anticipates a loss from discontinued operations, because the transaction was so recently consummated, a reasonable estimate is not presently available.

                ................................................
                        ENTEX INFORMATION SERVICES, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    May 13, 1999                   By:  Shirley S. Mehta
                                            Vice President and Controller

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